Exhibit 99.1

ANN INC. Elects Katie J. Bayne to Board of Directors

NEW YORK, Nov. 24, 2014 — ANN INC. (NYSE: ANN), the parent Company of Ann Taylor and LOFT, today announced that Katie J. Bayne has been elected to its Board of Directors. Ms. Bayne serves as Senior Vice President, Global Sparkling Brands at The Coca-Cola Company. In this role, she is responsible for global marketing, portfolio strategy and innovation for the flagship brand, Coca-Cola, and the Company’s other sparkling brands around the world. She also oversees worldwide licensing, retail and attractions for The Coca-Cola Company.

Ms. Bayne joined Coca-Cola in 1989 in brand management and has since held roles of increasing responsibility, focused on consumer strategy, retail marketing and consumer marketing in the U.S. and Australia. From 2010 to 2013, she was President and General Manager, Sparkling Beverages, Coca-Cola North America. Prior to her current position, Ms. Bayne served as President, North America Brands for The Coca-Cola Company.

An active leader in community and philanthropic work, Ms. Bayne currently sits on the Board of Trustees for the American Film Institute (AFI) and the Board of Trustees of the Lovett School in Atlanta. She also serves on the Board of the Atlanta Women’s Foundation, an organization dedicated to being a catalyst for change in the lives of women and girls and to ending generational poverty. Ms. Bayne holds a BA from Duke University and an MBA from the Fuqua School of Business at Duke University.

“Katie is an outstanding addition to ANN INC.’s Board of Directors. She brings an exceptional background in strategic marketing and brand management that will add value to the Company,” said Ron Hovsepian, Non-Executive Chairman of the Board. “We’re delighted to welcome her to the Board and look forward to her insights and contributions.”

“I am honored to join ANN INC.’s Board and work with this remarkable team,” said Ms. Bayne. “ANN INC. is one of the leading women’s specialty retailers and I look forward to sharing my experiences and contributing to the future direction and growth of the Company.”

The Board appointed Ms. Bayne following an extensive search. Ms. Bayne will serve as a Class I Director with a term expiring at the 2016 Annual Meeting of Stockholders of the Company in accordance with the Company’s Certificate of Incorporation. Ms. Bayne’s appointment increases the size of the ANN INC. Board to nine members, eight of whom are independent directors. For more information, visit the Company’s Investor Relations website at http://Investor.ANNINC.com.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. As of November 1, 2014, the Company operated 1,050 Ann Taylor, Ann Taylor Factory, LOFT, LOFT Outlet and Lou & Grey stores in 47 states, the District of Columbia, Puerto Rico and Canada. Our Ann Taylor and LOFT brands are also available online in more than 100 countries worldwide at AnnTaylor.com and LOFT.com or at our LOFT franchise stores in Mexico. Visit ANNINC.com for more information (NYSE: ANN).

SOURCE ANN INC.

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199